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                                                                  Exhibit No. 24

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Armstrong World Industries, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-38837 on Form S-3 and the Registration Statement Nos. 2-50942, 2-77936, 2-91890, 33-18996, 33-18997, 33-18998, 33-29768 and 33-60070 on Form S-8 of Armstrong
World Industries, Inc. of our report dated February 20, 1995, relating to the consolidated balance sheets of Armstrong World Industries, Inc., and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations and cash flows and related supplementary information on depreciation rates and schedule for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of Armstrong World Industries, Inc.

The audit report on the consolidated financial statements of Armstrong World Industries, Inc. referred to above contains an explanatory paragraph that states that the company is involved in antitrust litigation, the outcome of which cannot presently be determined. Accordingly, no provision for any liability that may result has been made in the consolidated financial statements. Also, as discussed in the Financial Review section, effective January 1, 1992, the company changed its methods of accounting to adopt the provisions of the Financial Accounting Standards No. 109, "Accounting for Income Taxes", No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits."

                                                           KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 23, 1995